EXHIBIT 99.2

PENWEST PHARMACEUTICALS CO.

Nonstatutory Stock Option Agreement

1. Grant of Option.

     This agreement (this “Agreement”) evidences the grant by Penwest Pharmaceuticals Co., a Washington corporation (the “Company”), on June 21, 2004 (the “Grant Date”) to Alan F. Joslyn, an employee of the Company (the “Employee”), of an option to purchase, in whole or in part, on the terms provided herein, a total of 100,000 shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”) at an exercise price of $11.06 per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on June 22, 2014 (the “Final Exercise Date”).

     It is intended that the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Employee”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

     (a) This option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the Grant Date and as to an additional 25% of the original number of Shares at the end of each successive one year period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date.

     (b) The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 or Section 6 hereof.

     (c) Notwithstanding the foregoing, this option shall automatically become exercisable in full (i) upon a Change in Control Event (as defined below) prior to the date the Employee ceases to be an Eligible Employee (as defined below), (ii) upon the Employee’s death or disability (within the meaning of Section 22(e)(3) of the Code) on or prior to the date the Employee ceases to be an Eligible Employee or (iii) upon the Employee’s retirement in accordance with the Company’s normal retirement policy, provided in each case that the Company has not terminated the Employee’s relationship with the Company for “cause” or determined that discharge for “cause” was warranted as specified in Section 3(e) below.

     (d) For the purposes of this Section 2, a “Change in Control Event” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such

Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Grant Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% of the combined voting power of the then-outstanding securities of the Acquiring Corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

3. Exercise of Option.

     (a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Employee, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in Section 4 below. The Employee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than five whole shares.

     (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Employee, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee of the Company (an “Eligible Employee”).

     (c) Termination of Relationship with the Company. If the Employee ceases to be an Eligible Employee for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate one year after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Employee was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Employee, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Employee and the Company, the right to exercise this option shall terminate immediately upon such violation.

     (d) Exercise Period Upon Death or Disability. If, prior to the Final Exercise Date while the Participant is an Eligible Participant, the Participant (i) dies or (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Code) and in each case the Company has not terminated such relationship for “cause” or determined that discharge for “cause” was warranted as specified in Section 3(e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant or an authorized transferee, provided that this option shall not be exercisable after the Final Exercise Date.

     (e) Discharge for Cause. If the Employee, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Employee or willful failure by the Employee to perform his or her responsibilities to the Company (including, without limitation, breach by the Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Employee and the Company), as determined by the Company, which determination shall be conclusive. The Employee shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the final day of the Employee’s employment with the Company, that discharge for cause was warranted.

4. Payment Upon Exercise. Common Stock purchased upon the exercise of this option shall be paid for as follows:

     (a) in cash, by wire transfer to the Company, by bank transfer to the Company or by check payable to the order of the Company; or

     (b) by any combination of the above permitted forms of payment.

5. Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Employee pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

6. Adjustments for Changes in Common Stock and Certain Other Events.

     (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and the exercise price per Share of this option shall be appropriately adjusted by the Company (or a substituted option may be made, if applicable) to the extent determined by the Board.

     (b) Acquisition Events.

          (1) (1) Definitions An “Acquisition Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2) Effect on Option. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall take any one or more of the following actions with respect to the option represented by this Agreement and this Agreement shall be deemed amended to the extent required by such action: (i) provide that this option shall be assumed, or a substantially equivalent option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Employee, provide that this option to the extent unexercised shall become exercisable in full and will terminate immediately prior to the consummation of such Acquisition Event unless exercised by the Employee within a specified period following the date of such notice, (iii) provide that this option shall become realizable in whole or in part prior to or upon such Acquisition Event, (iv) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Acquisition Event (the “Acquisition Price”), make or provide for a cash payment to the Employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to this option (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all outstanding options under this Agreement, in exchange for the termination of this option, (v) provide that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

7. Nontransferability of Option. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Employee, either voluntarily or by operation of law, except (i) by will or the laws of descent and distribution applicable if the Employee dies, (ii) pursuant to a qualified domestic relations order or (iii) provided the transfer is without consideration, to the spouse, children or grandchildren of the Employee (“Immediate Family Members”), or to a trust for the exclusive benefit of such Immediate Family Members or to a partnership in which such Immediate Family Members are the only partners.

8. No Right to Continued Employment. Nothing in this Agreement shall be deemed to give the Employee any right to continued employment by or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Employee free from any liability or claim under this Agreement.

9. No Rights as a Shareholder. The Employee shall not have any rights as a shareholder with respect to any Shares until becoming the record holder of such Shares.

10. Amendment. The Board may amend, modify or terminate this option, including but not limited to, substituting another option for this option or changing the vesting schedule of this option, provided that the Employee’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Employee or (ii) the amendment is made pursuant to Section 6(b)(2) hereof. Notwithstanding the foregoing, the Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry this Agreement into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Agreement. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Agreement made in good faith.

11. Notices and Payments. Any notice required or permitted to be given to the Employee under this Agreement shall be in writing and shall be deemed effective upon personal delivery,

one business day after being sent via a reputable overnight delivery service guaranteeing delivery within one business day or three business days after deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing, addressed to the Corporate Secretary of the Company at the Company’s principal office and shall be deemed effective upon personal delivery, one business day after being sent via a reputable overnight delivery service guaranteeing delivery within one business day or three business days after deposit in the United States mail with postage and fees prepaid.

12. Severability. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or if such provision shall be construed or deemed amended to conform with applicable laws, or if the provision cannot be so construed or deemed amended without, in the discretion of the Board, materially altering the intent of this Agreement, such provision shall be severed as to the jurisdiction and the remainder of this Agreement shall remain in full force and effect.

13. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects thereof.

14. Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement for purposes of the interpretation or construction of this Agreement.

15. Governing Law. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

     IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

PENWEST PHARMACEUTICALS CO.

Dated: July 22, 2005	By:	/s/ Jennifer L. Good

Name: Jennifer L. Good
Title: Senior Vice President, Finance and Chief
Financial Officer

EMPLOYEE’S ACCEPTANCE

     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.

EMPLOYEE:

/s/ Alan F. Josyln

Address: